Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Progressive Gaming International Corporation

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 (File Nos. 33-73506, 333-07441, 333-30525, 333-30605, 333-120327 and 333-143663) and on Form S-3 (File Nos. 333-69450, 333-110623, 333-146058 and 333-146836) of Progressive Gaming International Corporation of our report dated March 28, 2006 relating to the consolidated financial statements of Progressive Gaming International Corporation as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, which appears in this Form 8-K.

/s/ BDO Seidman, LLP

Los Angeles, California

November 1, 2007